EXHIBIT 10.3







                             STANDARD LOAN AGREEMENT


                                 By and Between


                              BANK OF AMERICA, N.A.


                                       and


                                    POINT.360



                           Dated as of March 29, 2006


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                                 LOAN AGREEMENT

        This Agreement dated as of March 29, 2006, is between Bank of America, N.A. (the "Bank") and Point.360 (the "Borrower").

1.      DEFINITIONS

        In addition to the terms which are defined elsewhere in this Agreement, the following terms have the respective meanings indicated for the purposes of this Agreement:

        "Acceptable Receivable" means an account receivable which satisfies the following requirements:

(a) The account has resulted from the sale of goods or the performance of services by the Borrower in the ordinary course of the Borrower's business and without any further obligation on the part of the Borrower to service, repair, or maintain any such goods sold other than pursuant to any applicable warranty.

(b) There are no conditions which must be satisfied before the Borrower is entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

(c) The debtor upon the account does not claim any defense to payment of the account, whether well founded or otherwise.

(d) The account is not the obligation of an account debtor who has asserted or may assert any counterclaims or offsets against the Borrower (including offsets for any "contra accounts" owned by the Borrower to the account debtor for goods purchased by the Borrower or for services performed for the Borrower).

(e) The account represents a genuine obligation of the debtor for goods sold to and accepted by the debtor, or for services performed for and accepted by the debtor. To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

(f) The account balance does not include the amount of any finance or service charges payable by the account debtor. To the extent any finance charges or service charges are included, such amounts shall be deducted from the account balance.

(g) The Borrower has sent an invoice to the debtor in the amount of the account.

(h) The Borrower is not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the debtor's obligation to pay the account. The Borrower has taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by the Borrower as a foreign corporation authorized to transact business in such state.

(i) The account is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

(j)     The debtor upon the account is not any of the following:

        (i) An employee, affiliate, parent or subsidiary of the Borrower, or an entity which has common officers or directors with the Borrower.


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        (ii)   The U.S.  government  or any  agency  of  department  of the U.S.
               government unless the Bank agrees in writing to accept the obligation, the Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. ss. 15) with respect to the obligation, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against the Borrower.

        (iii)  Any state, county, city or town or municipality.

        (iv)   Any person or entity located in a foreign country.

(k) The account is not in default. An account will be considered in default if any of the following occur:

        (i) The account is not paid within 90 days from its invoice date or 60 days from its due date, whichever occurs first, provided that, so long as NewsCorp maintains a credit rating of not lower than BBB by Standard & Poors, accounts in an aggregate amount at any time of up to Five Hundred Thousand Dollars ($500,000) owed to the Borrower by 20th Century Fox may be outstanding for up to 120 days from their invoice date or 90 days from their due date, whichever occurs first;

        (ii) the debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

        (iii) any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors.

(l) The account is not the obligation of a debtor who is in default (as defined above) on 50% or more of the accounts upon which such debtor is obligated.

(m) The account does not arise from the sale of goods which remain in the Borrower's possession or under the Borrower's control.

(n) The account is not evidenced by a promissory note or chattel paper, nor is the account debtor obligated to the Borrower under any other obligation which is evidenced by a promissory note.

(o)     The account is otherwise acceptable to the Bank.

        In addition to the foregoing limitations, the dollar amount of accounts included as Acceptable Receivables which are the obligations of a single debtor shall not exceed the concentration limit established for that debtor. To the extent the total of such accounts exceed a debtor's concentration limit, the amount of any such excess shall be excluded. The concentration limit for each debtor shall be equal to 20% of the total amount of the Borrower's Acceptable Receivables at that time, provided that, so long as NewsCorp maintains a credit rating of not lower than BBB by Standard & Poors, the concentration limit for 20th Century Fox shall be equal to 30% of the total amount of the Borrower's Acceptable Receivables at any time.

        "Borrowing Base" means 80% of the balance due on Acceptable Receivables.

        After calculating the Borrowing Base as provided above, the Bank may deduct such reserves as the Bank may establish from time to time in its reasonable credit judgment, including, without limitation, reserves for rent at leased locations subject to statutory or contractual landlord's liens, dilution, and the amount of estimated maximum exposure, as determined by the Bank from time to time, under any interest rate contracts which the Borrower enters into with the Bank (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts).

        "Borrowing Certificate" means a certificate setting forth a calculation of the Acceptable Receivables and the Borrowing Base, substantially in the form of Exhibit A attached hereto.

        "Credit Limit" means the amount of Ten Million Dollars ($10,000,000).


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        "Guarantor " means International  Video Conversions,  Inc., a California corporation and a wholly-owned subsidiary of Borrower.

2.      THE FACILITY: LINE OF CREDIT AMOUNT AND TERMS

2.1     Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit (the "Facility") to the Borrower. The amount of the Facility (the "Facility Commitment") is equal to the lesser of (i) the Credit Limit or (ii) the Borrowing Base as determined by the Bank from time to time in accordance with this Agreement.

(b) The Facility is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the principal balance outstanding to exceed the Facility Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

2.2     Availability Period.

The Facility is available between the date of this Agreement and March __, 2008, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility Expiration Date").

The availability period for the Facility will be considered renewed if and only if the Bank has sent to the Borrower a written notice of renewal effective as of the Facility Expiration Date for the Facility (the "Renewal Notice"). If the Facility is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice. If the Facility is renewed, the term "Expiration Date" shall mean the date set forth in the Renewal Notice as the Expiration Date and the same process for renewal will apply to any subsequent renewal of the Facility. A renewal fee may be charged at the Bank's option. The amount of the renewal fee will be specified in the Renewal Notice.

2.3     Conditions to Availability of Credit.

In addition to the items required to be delivered to the Bank under the paragraph entitled "Financial Information" in the "Covenants" section of this Agreement, the Borrower will promptly deliver the following to the Bank at such times as may be requested by the Bank:

(a)     A borrowing  certificate,  in form and detail  satisfactory to the Bank,
        setting  forth  the  Acceptable   Receivables  on  which  the  requested
        extension of credit is to be based.

(b) Copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables and a listing of the names and addresses of the debtors obligated thereunder.

(c) Copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables.

(d) Copies of the cash receipts journal pertaining to the borrowing certificate.

2.4     Repayment Terms.

(a) The Borrower will pay interest on May 1, 2006, and then on the first day of each month thereafter until payment in full of any principal outstanding under the Facility.

(b) The Borrower will repay in full any principal, interest or other charges outstanding under the Facility no later than the Facility Expiration Date.

(c) Any interest period for an optional interest rate (as described below) shall expire no later than the Facility Expiration Date.


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2.5     Interest Rate.

(a) The interest rate is a rate per year equal to the Bank's Prime Rate plus the Applicable Margin as defined below.

(b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

2.6     Optional Interest Rates.

Instead of the interest rate based on the rate stated in the paragraph entitled "Interest Rate" above, the Borrower may elect the optional interest rate listed below for the Facility during interest periods agreed to by the Bank and the Borrower. The optional interest rate shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at the optional rate under this Agreement is referred to as a "Portion." The following optional interest rate is available:

        The LIBOR Rate plus the Applicable Margi n as defined below.

2.7     Applicable Margin.

For the first six (6) months of the term of this Agreement (the "Initial Pricing Period"), the Applicable Margin for advances bearing interest on the basis of the Prime Rate shall be minus one-half (0.50) percentage point per annum and the Applicable Margin for advances bearing interest on the basis of the LIBOR Rate shall be plus one and eighty-five one hundredths (1.85) percentage points per annum. Following the Initial Pricing Period, the Applicable Margin shall be the following amounts per annum, based upon the Fixed Charge Coverage Ratio (as defined in the "Covenants" section of this Agreement), as set forth in the most recent compliance certificate (or, if no compliance certificate is required, the Borrower's most recent financial statements) received by the Bank as required in the Covenants section:

                                                Applicable Margin
                                        (in percentage points per annum)
 Pricing Level     Fixed Charge
                  Coverage Ratio        Prime Rate +         LIBOR RATE +
--------------- ------------------ --------------------- ---------------------
       1           < 1.15x                  0.00                 2.50
                   -
       2           < 1.25x                 (0.25)                2.25
                   -
       3           < 1.35x                 (0.50)                2.00
                   -
       4           < 1.50x                 (0.75)                1.75
                   -
       5           > 1.50x                 (1.00)                1.50

Except during the Initial Pricing Period, the Applicable Margin shall be in effect from the date the most recent compliance certificate or financial statement is received by the Bank until the date the next compliance certificate or financial statement is received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate or financial statement, the Applicable Margin from the date such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by the Bank shall be the highest pricing level set forth above.

2.8     Standby Letters of Credit.

(a) During the availability period, at the request of the Borrower, the Bank will issue standby letters of credit with a maximum maturity of 365 days but not to extend beyond the Facility Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary; provided, however, that each standby letter of credit must include a final maturity date of not later than one hundred eighty (180) days after the Facility Expiration Date and which will not be subject to automatic extension.

(b) The amount of the standby letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the standby letters of credit) may not exceed One Million Dollars ($1,000,000).

(c) In calculating the principal amount outstanding under the Facility Commitment, the calculation shall include the amount of any standby letters of credit outstanding, including amounts drawn on any standby letters of credit and not yet reimbursed.

(d)     The Borrower agrees:

        (i) Any sum drawn under a standby letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

        (ii) If there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding standby letters of credit.

        (iii) The issuance of any standby letter of credit and any amendment to a standby letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

        (iv) To sign the Bank's form Application and Agreement for Standby Letter of Credit.

        (v) To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing standby letters of credit for the Borrower.

        (vi) To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

        (vii) To pay the Bank a non-refundable fee equal to one and one-half percent (1.5%) per annum of the outstanding undrawn amount of each standby letter of credit, payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is a default under this Agreement, at the Bank's option, the amount of the fee shall be increased to six percent (6%) per annum, effective starting on the day the Bank provides notice of the increase to the Borrower.

3.      OPTIONAL INTEREST RATE

3.1     Optional Rates.

The optional interest rate provided for in Paragraph 1.7 is a rate per year. Interest will be paid on the first day of the first month following the commencement of the applicable interest period, and then on the same day of each month thereafter until payment in full of any principal outstanding under this Agreement. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of the optional interest rate for interest periods commencing after the default occurs. At the end of any interest period, the interest rate will revert to the rate stated in the paragraph(s) entitled "Interest Rate" above, unless the Borrower has designated another optional interest rate for the Portion.

3.2     LIBOR Rate.

The election of the LIBOR Rate shall be subject to the following terms and requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be 30, 60 or 90 days or one year. The first day of the interest period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).


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(c)     The "LIBOR Rate" means the interest  rate  determined  by the  following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                   LIBOR Rate = London Inter-Bank Offered Rate

                           (1.00 - Reserve Percentage)

               Where,

        (i) "London Inter-Bank Offered Rate" means, for any applicable interest period, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars.

        (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Pacific time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

        (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

        (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

(f) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(g) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

4.      FEES AND EXPENSES

4.1     Fees.


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(a)     Closing  Fee.  The  Borrower  agrees to pay a loan fee in the  amount of
        Fifty Thousand Dollars ($50,000). This fee is due on the date of this Agreement. The Bank acknowledges receipt of the Borrower's prior payment of an arrangement fee of Twenty-Five Thousand Dollars ($25,000) in connection with the Borrower's acceptance of the Bank's commitment letter to the Borrower dated January 5, 2006 (the "Arrangement Fee") and the Bank will credit the full amount of the Arrangement Fee toward the closing fee payable under this Section 3.1(a).

(b) Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Facility Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated at 0.25% per year. The calculation of credit outstanding shall include the undrawn amount of letters of credit. This fee is due in arrears on April 1, 2006, and on the same day of each following quarter in arrears until the expiration of the availability period.

(c) Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(d) Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default, including Bank's right to charge interest at the default interest rate provided for in Section 6.6.

4.2     Expenses.

        The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

4.3     Reimbursement Costs.

(a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel to the extent permitted by applicable law.

(b) The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower's books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

5.      COLLATERAL

The timely payment and performance of the Borrower's obligations to the Bank under this Agreement are secured by a security interest in the Collateral described in the Security Agreement, of even date herewith, by and between the Borrower and the Bank.

6.      DISBURSEMENTS, PAYMENTS AND COSTS

6.1     Disbursements and Payments.

(a) Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below.

(b) Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

6.2     Telephone and Telefax Authorization.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's designated deposit account with the Bank (the "Designated Bank Account").

(c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

6.3     Direct Debit.

(a) The Borrower agrees that interest and principal payments and any fees will be deducted automatically on the due date from the Designated Deposit Account.

(b) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

6.4     Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

6.5     Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

6.6     Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 2.0 percentage points higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

6.7     Taxes.

If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

6.8     Overdrafts.

At the Bank's sole option in each instance, the Bank may do one of the following:

(a) The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of the Borrower with the Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement. The Bank may make such advances even if the advances may cause any credit limit under this Agreement to be exceeded.

(b) The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of the Borrower with the Bank.

This paragraph shall not be deemed to authorize the Borrower to create overdrafts on any of the Borrower's accounts with the Bank.

6.9     Payments in Kind.

If the Bank requires delivery in kind of the proceeds of collection of the Borrower's accounts receivable, such proceeds shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrower.

7.      CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

7.1     Authorizations.

Evidence that the execution, delivery and performance by the Borrower and the Guarantor of this Agreement and/or any instrument or agreement required under this Agreement to which the Borrower or the Guarantor is a party have been duly authorized by the Borrower or the Guarantor, as applicable.

7.2     Governing Documents.

A copy of the organizational documents of the Borrower and Guarantor.

7.3     Guaranty.

A continuing guaranty signed by the Guarantor.

7.4     Security Agreements.

Signed original security agreements from each of the Borrower and the Guarantor.

7.5     Stock Pledge.

A signed stock pledge agreement from the Borrower covering all of the capital stock of the Guarantor.

7.6     Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others' rights and interests, except those the Bank consents to in writing.

7.7     Payment of Fees.

Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

7.8     Repayment of Other Credit Agreement.

Evidence that the Borrower's existing revolving credit facility with Union Bank of California, N.A. has been repaid or will be repaid and cancelled with the proceeds of the first disbursement under this Agreement.

7.9     Good Standing.

Certificates of good standing for the Borrower and the Guarantor from the State of California and from any other state in which the Borrower or Guarantor is required to qualify to conduct its business.

7.10    Legal Opinion.

A written opinion from legal counsel to the Borrower and the Guarantor, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

7.11    Intercreditor Agreement.

An intercreditor agreement in favor of the Bank signed by General Electric Capital Corporation and acknowledged by the Borrower.

7.12    Landlord Agreements.

A landlord waiver signed by the lessor of each of the following leased facilities of the Borrower or the Bank shall have established a reserve against borrowing availability under the Facility in an amount equal to three (3) months rent for each such facility for which the Bank has not received a signed landlord waiver:

(a)     2777 Ontario Street, Burbank, CA 91504; and

(b)     1220 N. Highland Avenue, Hollywood, CA 90038.

7.13    Insurance.

Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

7.14    Other Required Documentation.

(a) Secretary Certificates. Secretary certificates from the secretary of the Borrower and the Guarantor, attaching the authorizations required by Paragraph 7.1, the organizational documents required by Paragraph 7.2, signatures and incumbency information regarding officers and such other information as the Bank may reasonably request.

(b) Closing Date Borrowing Certificate. A completed borrowing certificate on the Bank's standard form, demonstrating the Borrower's borrowing base on the date of this Agreement.

(c) Closing Date Compliance Certificate. A completed compliance certificate on the Bank's standard form, demonstrating that as of the date of this Agreement, the Borrower is in compliance with all of the financial covenants required under this Agreement.

(d)     Payoff Letter. A payoff letter signed by Union Bank of California, N.A.

(e) Disbursement Instructions. A disbursement instruction letter signed by the Borrower, authorizing the Bank to utilize the proceeds of the initial advances to be made on the date of this Agreement to pay the unpaid portion of the closing fee payable to the Bank on such date pursuant to Section 3.1(a) above and to pay off all of the Borrower's outstanding obligations to Union Bank of California, N.A.

(f) Closing of Sale/Leaseback Transaction; Application of Sales Proceeds. The Bank shall have received evidence that the Borrower closed its sale/leaseback transaction with Trammell Crow Company with respect to the Borrower's facility located at 2701 Media Center Drive, Los Angeles, California and that the Borrower utilized the proceeds of such transaction to repay the entire outstanding principal balance of the Borrower's real estate term loan from the Bank and to pay down at least $4,000,000 of the principal amount of the Borrower's outstanding term loan from General Electric Capital Corporation.

(g) Financial Statements. The Bank shall have received and been satisfied with the results of (i) the consolidated financial statements of the Borrower and its subsidiaries for the fiscal years ended December 31, 2004 and December 31, 2003, including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, (ii) the unaudited consolidated financial statements of the Borrower and its subsidiaries for the fiscal year ended December 31, 2005, including balance sheets, income and cash flow statements, prepared in conformity with GAAP, and (iii) such other financial information relating to the Borrower and its subsidiaries as the Bank may reasonably require.

(h) CBS Television Distribution Agreement. The Bank shall have received and been satisfied with its review of an executed copy of the Borrower's existing distribution agreement with CBS Television.

(i) Additional Information. The Bank shall have received and been satisfied with its review of such additional information relating to litigation, tax, accounting, labor, insurance, material contracts, contingent liabilities and management matters affecting the Borrower and the Guarantor as the Bank may reasonably request.

7.15    Other Conditions.

(a) Satisfactory Updated Field Examination. The Bank shall have completed and been satisfied with the results of an updated field examination of the Borrower's assets and books and records.

(b) Satisfactory Due Diligence Review. The Bank shall have completed and been satisfied with the results of its due diligence review, including a satisfactory review of the terms and conditions of all of the Borrower's related party debt, the Borrower's sources of funds.

(c) No Material Adverse Change. There shall not have occurred a material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole or in the facts and information regarding such entities as indicated on the internally-prepared financial statements for the Borrower's fiscal year ended December 31, 2005.

(d) No Material Adverse Litigation. There shall not be as of the date of this Agreement any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports (i) to materially and adversely affect the Borrower or its subsidiaries, or (ii) to affect any transaction contemplated hereby or the ability of the Borrower or its subsidiaries or any other guarantor to perform their respective obligations under this Agreement or any of the other loan documents entered into in connection with this Agreement.

(e) Minimum Opening Availability. The Borrower shall have borrowing availability under the Facility Commitment of not less than $2,000,000 after giving effect to the payment of all of the Borrower's trade payables to within 30 days of written terms and of any and all book overdrafts.

8.      REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

8.1     Formation.

The Borrower is a corporation organized under the laws of the State of California.

8.2     Authorization.

This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

8.3     Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

8.4     Good Standing.

In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

8.5     No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

8.6     Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and the Guarantor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or the Guarantor). If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

8.7     Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

8.8     Collateral.

All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

8.9     Permits, Franchises.

The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

8.10    Other Obligations.

The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

8.11    Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

8.12    No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

8.13    Insurance.

The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

8.14    Governmental Authorization.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority (including, without limitation, any nation, state or other political subdivision thereof, any central bank, and any entity exercising executive, legislative, judicial, regulatory or administrative functions, and any corporation or other entity owned or controlled by any of the foregoing) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other instrument or agreement required hereunder.

9.      COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

9.1     Use of Proceeds.

(a) To use the proceeds of the Facility only for working capital and general corporate purposes, to refinance the Borrower's existing indebtedness to Union Bank of California, N.A., and for the issuance of standby letters of credit.

(b) The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such "margin stock," or to reduce or retire any indebtedness incurred for such purpose.

9.2     Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a)     A Borrowing  Certificate  as of the last day of each month within thirty
        (30) days after month end and, upon the Bank's request, copies of the invoices or the record of invoices from the Borrower's sales journal for the Borrower's Acceptable Receivables and a listing of the names and addresses of the debtors obligated thereunder, copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables, and copies of the cash receipts journal pertaining to the Borrowing Certificate.

(b) A detailed aging of the Borrower's receivables by invoice or a summary aging by account debtor, as specified by the Bank, within thirty (30) days after the end of each month.

(c) A summary aging by vendor of accounts payable within thirty (30) days after the end of each month.

(d) If the Bank requires the Borrower to deliver the proceeds of accounts receivable to the Bank upon collection by the Borrower, a schedule of the amounts so collected and delivered to the Bank.

(e) Upon the Bank's request, a listing of the names and addresses of all debtors obligated upon the Borrower's accounts receivable.

(f) Copies of all letters of credit issued in support of the Borrower's accounts receivable.

(g) Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and the Guarantor as the Bank may request.

(h) Within 90 days after the fiscal year end, the annual financial statements of the Borrower. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(i) Within 45 days after the period's end in the case of the first three fiscal quarters of each fiscal year of the Borrower and within 60 days after the end of the fourth fiscal quarter of each such fiscal year, quarterly financial statements of the Borrower, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

(j) Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower's auditor. If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(k) Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for the Borrower concurrent with the date of filing with the Securities and Exchange Commission.

(l) Financial projections covering a time period acceptable to the Bank and specifying the assumptions used in creating the projections. The projections shall be provided to the Bank no less often than 45 days after the end of each fiscal year.

(m) Within 45 days after the end of each fiscal quarter, a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

9.3     Quick Ratio.

To maintain on a consolidated basis a ratio of quick assets to current liabilities of at least (i) 0.70:1.0 at all times prior to March 31, 2007 or
(ii) 0.80:1.0 at all times from and after March 31, 2007.

"Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments.

9.4     Basic Fixed Charge Coverage Ratio.

To maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of at least 1.1:1.0..

"Basic Fixed Charge Coverage Ratio" means the ratio of (a) the sum of EBITDA plus lease expense and rent expense, minus income tax, minus dividends, withdrawals, and other distributions, to (b) the sum of interest expense, lease expense, rent expense, the current portion of long term debt and the current portion of capitalized lease obligations and maintenance capital expenditures.

"EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the last day of the calculation period.

9.5     Dividends and Distributions.

Not to declare or pay any dividends (except dividends paid in capital stock), redemptions of stock or membership interests, distributions and withdrawals (as applicable) to its owners.

9.6     Bank as Principal Depository.

To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

9.7     Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)     Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c) The Borrower's term loan indebtedness to General Electric Capital Corporation, the principal amount of which shall not exceed Six Million Dollars ($6,000,000) on the date of this Agreement and shall be permanently reduced with each principal payment made by the Borrower thereunder (i.e., the principal amount of such term loan once repaid may not be re-borrowed).

(d)     Obtaining surety bonds in the usual course of business.

(e) Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(f) Additional debts and lease obligations for the acquisition of fixed assets, to the extent permitted elsewhere in this Agreement.

9.8     Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)     Liens and security interests in favor of the Bank.

(b)     Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank, including liens in favor of General Electric Capital Corporation, which are subject to the terms of the intercreditor agreement required by Paragraph 7.11 hereof.

(d) Additional purchase money security interests in assets acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed Five Hundred Thousand Dollars ($500,000) at any one time.

9.9     Maintenance of Assets.

(a) Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

(b) Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c) Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d) To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e) To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

9.10    Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)     Existing investments disclosed to the Bank in writing.

(b)     Investments in the Borrower's current subsidiaries.

(c)     Investments in any of the following:

        (i)    certificates of deposit;

        (ii)   U.S.   treasury  bills  and  other  obligations  of  the  federal government;

        (iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

9.11    Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)     Existing extensions of credit disclosed to the Bank in writing.

(b)     Extensions of credit to the Borrower's current subsidiaries.

(c) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

9.12    Change of Management.

Not to make any substantial change in the present executive or management personnel of the Borrower.

9.13    Change of Control.

Not to cause or permit:

(a) Haig S. Bagerdjian to cease to be the chief executive officer of the Borrower unless within sixty (60) days after Mr. Bagerdjian ceases to hold such office the Borrower secures a replacement chief executive officer satisfactory to the Bank.

(b) Haig S. Bagerdjian to cease to own directly or indirectly, beneficially or of record, at least fifteen (15%) of all shares of voting securities of the Borrower (provided that such percentage may be less than fifteen percent (15%), but not less than seven and one-half percent (7.5%), if such reduction is due to the issuance of shares of voting securities of the Borrower as consideration for an acquisition permitted under Paragraph 9.14(b) below).

(c) Individuals who constituted the Borrower's board of directors as of the date of this Agreement (collectively, the "Existing Directors") to cease to constitute a majority of the directors then in office (provided that the Existing Directors may constitute less than a majority if such reduction is due to the appointment of additional directors in connection with an acquisition permitted under Paragraph 9.14(b) below).

9.14    Additional Negative Covenants.

Not to, without the Bank's written consent:

(a) Except as permitted under Paragraph 9.14(b) below, enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b) Acquire or purchase a business or its assets for total purchase consideration of more than Two Million Dollars ($2,000,000) in any fiscal year or acquire or purchase a business or its assets irrespective of the amount of total annual purchase consideration if Borrower cannot demonstrate to Bank's reasonable satisfaction that Borrower would be in pro forma compliance with the financial and other covenants set forth in this Agreement after giving effect to such acquisition or purchase.

(c) Engage in any business activities substantially different from the Borrower's present business.

(d)     Liquidate or dissolve the Borrower's business.

(e) Voluntarily suspend its business for more than seven (7) days in any thirty (30) day period.

9.15    Notices to Bank.

To promptly notify the Bank in writing of:

(a) Any lawsuit over One Million Dollars ($1,000,000) against the Borrower or the Guarantor.

(b) Any substantial dispute between any governmental authority and the Borrower or the Guarantor.

(c) Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d) Any material adverse change in the Borrower's (or the Guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e) Any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f) Any actual contingent liabilities of the Borrower (or the Guarantor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of One Million Dollars ($1,000,000) in the aggregate.

9.16    Insurance.

(a) General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b) Insurance Covering Collateral. If required by the Bank, to maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each such insurance policy required by the Bank must be for the full replacement cost of the collateral and include a replacement cost endorsement. Such insurance (if required by the Bank) must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

9.17    Compliance with Laws.

To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower's business. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

9.18    ERISA Plans.

Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

9.19    Books and Records.

To maintain adequate books and records.

9.20    Audits.

To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

9.21    Perfection of Liens.

To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

9.22    Landlord Waivers.

To use its best efforts to cause the lessor of each leased facility of the Borrower other than those identified in Paragraph 7.12 to execute and deliver to the Bank a landlord waiver or subordination in favor of, and in form and substance reasonably satisfactory to, the Bank within ninety (90) days after the date of this Agreement.

9.23    Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

10.     DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

10.1    Failure to Pay.

The Borrower fails to make a payment under this Agreement when due.

10.2    Other Bank Agreements.

Any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank. For purposes of this Agreement, "Obligor" shall mean the Guarantor or any party pledging collateral to the Bank.

10.3    Cross-default.

Any default occurs under any agreement in connection with any credit in excess of Five Hundred Thousand Dollars ($500,000) the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has guaranteed.

10.4    False Information.

The Borrower or any Obligor has given the Bank materially false or misleading information or representations.

10.5    Bankruptcy.

The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor is dismissed within a period of forty-five (45) days after the filing; provided, however, that such cure opportunity will be terminated upon the entry of an order for relief in any bankruptcy case arising from such a petition.

10.6    Receivers.

A receiver or similar official is appointed for a substantial portion of the Borrower's or any Obligor's business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

10.7    Lien Priority.

The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

10.8    Judgments.

Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage or in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more, irrespective of the amount of insurance coverage.

10.9    Material Adverse Change.

A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any Obligor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

10.10   Government Action.

Any government authority takes action that the Bank believes materially adversely affects the Borrower's or any Obligor's financial condition or ability to repay.

10.11   Default under Related Documents.

Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

10.12   Other Breach Under Agreement.

A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower.

11.     ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1    Disposition of Schedules and Reports.

The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

11.2    Returned Merchandise.

Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrower or upon such other disposition of the merchandise by the debtor in accordance with the Borrower's instructions. If a client adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

11.3    Verification of Receivables.

The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

11.4    Waiver of Confidentiality.

The Borrower authorizes the Bank to discuss the Borrower's financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may request.

11.5    GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.6    California Law.

This Agreement is governed by California law.

11.7    Successors and Assigns.

This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

11.8    Arbitration and Waiver of Jury Trial.

(a) This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a "Claim"). For the purposes of this arbitration provision only, the term "parties" shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b) At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act"). The Act will apply even though this agreement provides that it is governed by the law of a specified state. The arbitration will take place on an individual basis without resort to any form of class action.

(c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof ("AAA"), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or
        (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.

        All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

(e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, all of the parties to this agreement must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the Claim will be resolved as follows: The parties will designate a referee (or a panel of referees) selected under the auspices of AAA in the same manner as arbitrators are selected in AAA administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim to the maximum extent they may legally do so under applicable California law. This provision is a material inducement for the parties entering into this agreement.

11.9    Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

11.10   Attorneys' Fees.

The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

11.11   One Agreement.

This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a "promissory note" or a "note" executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

11.12   Indemnification.

The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and reasonable costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to reasonable attorneys' fees (including the reasonable allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

11.13   Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, (iii) if sent by electronic mail, when transmitted, or (iv) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

11.14   Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.15   Counterparts.

This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.


         [Rest of page intentionally left blank; signature page follows]

This Agreement is executed as of the date stated at the top of the first page.

    Bank of America                        Point.360


    By: /s/Daniel M. Timmons               By: /s/Alan R. Steel
        --------------------                   -------------------
        Daniel M. Timmons                      Alan R. Steel
        Vice President                         Executive Vice President,
                                                 Finance and Administration
                                               and Chief Financial Officer

    Address where notices to               Address where notices to
    the Bank are to be sent:               the Borrower are to be sent::

    Bank of America, N.A.                  Point.360
    333 South Hope Street, 13th Floor      2777 North Ontario Street
    Los Angeles, California 90071          Burbank, California 91504
    Attn: Daniel Timmons                   Attn:  Chief Financial Officer
    Telephone: (213) 621-7180              Telephone:  (818) 565-1400
    Facsimile: (213) 621-3610              Facsimile:  (818) 847-2503
    E-mail:                                E-mail: asteel@point360.com
    daniel.timmons@bankofamerica.com

                                TABLE OF CONTENTS

Section                                                                   Page


1.       DEFINITIONS.........................................................1

2.       THE FACILITY:  LINE OF CREDIT AMOUNT AND TERMS......................2
         2.1      Line of Credit Amount......................................2
         2.2      Availability Period........................................2
         2.3      Conditions to Availability of Credit.......................2
         2.4      Repayment Terms............................................2
         2.5      Interest Rate..............................................2
         2.6      Optional Interest Rates....................................2
         2.7      Applicable Margin..........................................2
         2.8      Standby Letters of Credit..................................2

3.       OPTIONAL INTEREST RATE..............................................2
         3.1      Optional Rates.............................................2
         3.2      LIBOR Rate.................................................2

4.       FEES AND EXPENSES...................................................2
         4.1      Fees.......................................................2
         4.2      Expenses...................................................2
         4.3      Reimbursement Costs........................................2

5.       COLLATERAL..........................................................2

6.       DISBURSEMENTS, PAYMENTS AND COSTS...................................2
         6.1      Disbursements and Payments.................................2
         6.2      Telephone and Telefax Authorization........................2
         6.3      Direct Debit...............................................2
         6.4      Banking Days...............................................2
         6.5      Interest Calculation.......................................2
         6.6      Default Rate...............................................2
         6.7      Taxes......................................................2
         6.8      Overdrafts.................................................2
         6.9      Payments in Kind...........................................2

7.       CONDITIONS..........................................................2
         7.1      Authorizations.............................................2
         7.2      Governing Documents........................................2
         7.3      Guaranty...................................................2
         7.4      Security Agreements........................................2
         7.5      Stock Pledge...............................................2
         A signed stock pledge agreement from the Borrower covering all of the capital stock of the Guarantor..................2
         7.6      Perfection and Evidence of Priority........................2
         7.7      Payment of Fees............................................2
         7.8      Repayment of Other Credit Agreement........................2
         7.9      Good Standing..............................................2
         7.10     Legal Opinion..............................................2
         7.11     Intercreditor Agreements...................................2
         7.12     Landlord Agreement.........................................2
         7.13     Insurance..................................................2
         7.14     Other Required Documentation...............................2
         7.15     Other Conditions...........................................2

8.       REPRESENTATIONS AND WARRANTIES......................................2
         8.1      Formation..................................................2
         8.2      Authorization..............................................2
         8.3      Enforceable Agreement......................................2
         8.4      Good Standing..............................................2
         8.5      No Conflicts...............................................2
         8.6      Financial Information......................................2
         8.7      Lawsuits...................................................2
         8.8      Collateral.................................................2
         8.9      Permits, Franchises........................................2
         8.10     Other Obligations..........................................2
         8.11     Tax Matters................................................2
         8.12     No Event of Default........................................2
         8.13     Insurance..................................................2
         8.14     Governmental Authorization.................................2


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9.       COVENANTS...........................................................2
         9.1      Use of Proceeds............................................2
         9.2      Financial Information......................................2
         9.3      Quick Ratio................................................2
         9.4      Basic Fixed Charge Coverage Ratio..........................2
         9.5      Dividends and Distributions................................2
         9.6      Bank as Principal Depository...............................2
         9.7      Other Debts................................................2
         9.8      Other Liens................................................2
         9.9      Maintenance of Assets......................................2
         9.10     Investments................................................2
         9.11     Loans......................................................2
         9.12     Change of Management.......................................2
         9.13     Change of Control..........................................2
         9.14     Additional Negative Covenants..............................2
         9.15     Notices to Bank............................................2
         9.16     Insurance..................................................2
         9.17     Compliance with Laws.......................................2
         9.18     ERISA Plans................................................2
         9.19     Books and Records..........................................2
         9.20     Audits.....................................................2
         9.21     Perfection of Liens........................................2
         9.22     Landlord Waivers...........................................2
         9.23     Cooperation................................................2

10.      DEFAULT AND REMEDIES................................................2
         10.1     Failure to Pay.............................................2
         10.2     Other Bank Agreements......................................2
         10.3     Cross-default..............................................2
         10.4     False Information..........................................2
         10.5     Bankruptcy.................................................2
         10.6     Receivers..................................................2
         10.7     Lien Priority..............................................2
         10.8     Judgments..................................................2
         10.9     Material Adverse Change....................................2
         10.10    Government Action..........................................2
         10.11    Default under Related Documents............................2
         10.12    Other Breach Under Agreement...............................2

11.      ENFORCING THIS AGREEMENT; MISCELLANEOUS.............................2
         11.1     Disposition of Schedules and Reports.......................2
         11.2     Returned Merchandise.......................................2
         11.3     Verification of Receivables................................2
         11.4     Waiver of Confidentiality..................................2
         11.5     GAAP.......................................................2
         11.6     California Law.............................................2
         11.7     Successors and Assigns.....................................2
         11.8     Arbitration and Waiver of Jury Trial.......................2
         11.9     Severability; Waivers......................................2
         11.10    Attorneys' Fees............................................2
         11.11    One Agreement..............................................2
         11.12    Indemnification............................................2
         11.13    Notices....................................................2
         11.14    Headings...................................................2
         11.15    Counterparts...............................................2